EXHIBIT 99.1

TRUST SALE AGREEMENT

BETWEEN

ALLY AUTO ASSETS LLC

DEPOSITOR

AND

ALLY AUTO RECEIVABLES TRUST [                    ]

ISSUING ENTITY

DATED AS OF [            ], 20[    ]

EXHIBIT A	Schedule of Receivables

EXHIBIT B	Form of Second Step [Initial] Receivables Assignment

[EXHIBIT C	Form of Second Step Additional Receivables Assignment]

[EXHIBIT D	Form of Officer’s Certificate]

EXHIBIT [E]	Additional Representations and Warranties

APPENDIX A	Definitions, Rules of Construction and Notices

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THIS TRUST SALE AGREEMENT is made as of [            ], 20[    ] between ALLY AUTO ASSETS LLC, a Delaware limited liability company (the “Depositor”), and ALLY AUTO RECEIVABLES TRUST [ ], a Delaware statutory trust (the “Issuing Entity”).

WHEREAS, on the [Initial] Closing Date, the Seller has sold the [Initial] Receivables [and from time to time thereafter on each Subsequent Closing Date will sell Additional Receivables] to the Depositor;

WHEREAS, the Depositor desires to sell the [Initial] Receivables to the Issuing Entity on the [Initial] Closing Date [and the Additional Receivables on each Subsequent Closing Date relating to the Revolving Period] in exchange for the Notes and Certificates pursuant to the terms of this Agreement; and

WHEREAS, the Depositor and the Issuing Entity wish to set forth the terms pursuant to which the Receivables are to be sold by the Depositor to the Issuing Entity.

NOW, THEREFORE, in consideration of the foregoing, the other good and valuable consideration and the mutual terms and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. Certain capitalized terms used in the above recitals and in this Agreement are defined in and shall have the respective meanings assigned to them in Part I of Appendix A to this Agreement. All references herein to “the Agreement” or “this Agreement” are to this Trust Sale Agreement as it may be amended, supplemented or modified from time to time, the exhibits hereto and the capitalized terms used herein which are defined in such Appendix A, and all references herein to Articles, Sections and subsections are to Articles, Sections or subsections of this Agreement unless otherwise specified. The rules of construction set forth in Part II of such Appendix A shall be applicable to this Agreement.

ARTICLE II

CONVEYANCE OF RECEIVABLES; ISSUANCE OF SECURITIES

Section 2.01 Conveyance of Receivables

(a) [Initial] Receivables. In consideration of the Issuing Entity’s delivery of the Notes and the Certificates to, or upon the order of, the Depositor, the Depositor does hereby enter into this Agreement and the [related] Second Step [Initial] Receivables Assignment in the form attached as Exhibit B to this Agreement (the “Second Step [Initial] Receivables Assignment”) and agrees to fulfill all of its obligations hereunder and thereunder and to sell, transfer, assign and otherwise convey to the Issuing Entity, without recourse:

(i) all right, title and interest of the Depositor in, to and under the [Initial] Receivables listed on the Schedule of [Initial] Receivables and all monies received thereon on and after the [Initial] Cutoff Date, [in each case] exclusive of any amounts allocable to the premium for physical damage collateral protection insurance required by the Servicer or the Seller covering any related Financed Vehicle;

(ii) the interest of the Depositor in the security interests in the Financed Vehicles granted by Obligors pursuant to the [Initial] Receivables and, to the extent permitted by law, any accessions thereto;

(iii) the interest of the Depositor in any proceeds from claims on any physical damage, credit life, credit disability or other insurance policies covering the related Financed Vehicles or Obligors;

(iv) the interest of the Depositor in any proceeds from recourse against Dealers on the [Initial] Receivables;

(v) all right, title and interest of the Depositor in, to and under the Pooling Agreement, the First Step Receivables Assignment[s], the Servicing Agreement and the Custodian Agreement, including the right of the Depositor to cause the Seller or Servicer to repurchase or purchase Receivables under certain circumstances;

(vi) [the right to purchase Additional Receivables during the Revolving Period at a price equal to the Aggregate Additional Receivables Principal Balance of such Additional Receivables as of each Distribution Date;] and

(vii) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing described in clauses (i) through [(v)][(vi)] above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

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(b) [Additional Receivables. On each Distribution Date during the Revolving Period, the Depositor shall purchase from the Seller and sell to the Issuing Entity Additional Receivables in an amount approximately equal to (but not greater than) the amount of funds deposited on such Distribution Date in the Accumulation Account pursuant to clauses [(vii) and (ix) of Section 4.06(e)] of the Servicing Agreement. Subject to the satisfaction of the conditions set forth in Section 2.07, in consideration of the Issuing Entity’s delivery on or prior to any Subsequent Closing Date to the Depositor of an amount equal to the Aggregate Additional Receivables Principal Balance for such date, on each Subsequent Closing Date the Depositor shall, pursuant to this Agreement and the related Second Step Additional Receivables Assignment in the form attached as Exhibit C to this Agreement (the “Second Step Additional Receivables Assignment” and together with the Second Step Initial Receivables Assignment, the “Second Step Receivables Assignments”), sell, transfer, assign and otherwise convey to the Issuing Entity, without recourse:

(i) all right, title and interest of the Depositor in, to and under the Additional Receivables listed on the Schedule of Additional Receivables delivered on or prior to the related Subsequent Closing Date and all monies received thereon on and after the related Subsequent Cutoff Date, exclusive of any amounts allocable to the premium for physical damage collateral protection insurance required by the Servicer or the Seller covering any related Financed Vehicle;

(ii) the interest of the Depositor in the security interests in the Financed Vehicles granted by Obligors pursuant to the Additional Receivables and, to the extent permitted by law, any accessions thereto;

(iii) the interest of the Depositor in any proceeds from claims on any physical damage, credit life, credit disability or other insurance policies covering the related Financed Vehicles or Obligors;

(iv) the interest of the Depositor in any proceeds from recourse against Dealers on the Additional Receivables;

(v) all right, title and interest of the Depositor in, to and under the First Step Additional Receivables Assignments; and

(vi) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing described in clauses (i) through (v) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.]

(c) It is the intention of the Depositor and the Issuing Entity that the transfers and assignments contemplated by this Agreement and the Second Step Receivables Assignment[s] shall constitute sales of the Receivables from the Depositor to the Issuing Entity for the purpose of applicable bankruptcy, insolvency, reorganization and other similar laws, so that the beneficial interest in and title to the Receivables shall not be part of the Depositor’s estate in the event of the filing of a bankruptcy petition by or against the Depositor under any bankruptcy law.

(d) The foregoing sales, transfers, assignments and other conveyances do not constitute and are not intended to result in the creation of or an assumption by the Issuing Entity of any obligation of the Servicer, the Depositor or any other Person to the Obligors, Dealers, insurers or any other Person in connection with the Receivables, any Dealer Agreements, any insurance policies or any other agreement or instrument relating to any of them.

Section 2.02 Acceptance by Issuing Entity. The Issuing Entity does hereby accept all consideration conveyed by the Depositor pursuant to Section 2.01(a) [and shall accept all

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consideration to be conveyed pursuant to Section 2.01(b)], and declares that the Issuing Entity shall hold such consideration upon the trust set forth in the Trust Agreement for the benefit of the Certificateholders, subject to the terms and conditions of the Indenture, this Agreement and the Second Step Receivables Assignment[s] and the rights of the Noteholders with respect thereto. The Issuing Entity hereby agrees to and accepts the appointment and authorization of Ally Financial as Servicer under Section 2.01 of the Servicing Agreement. The parties agree that this Agreement, the Second Step Receivables Assignment[s], the Indenture, the Trust Agreement, the Notes and the Certificates constitute the Further Transfer Agreements for purposes of the Pooling Agreement.

Section 2.03 Representations and Warranties as to the Receivables. Pursuant to Section 2.01(a)(v), the Depositor assigns to the Issuing Entity all of its right, title and interest in, to and under the Pooling Agreement. Such assigned right, title and interest includes the benefit of the representations and warranties of the Seller made to the Depositor pursuant to Section 3.01 of the Pooling Agreement. The Depositor hereby represents and warrants to the Issuing Entity that the Depositor has taken no action which would cause such representations and warranties of the Seller to be false in any material respect as of the [Initial] Closing Date [with respect to the Initial Receivables, and as of the related Subsequent Closing Date, with respect to the Additional Receivables]. The Depositor further acknowledges that the Issuing Entity and its permitted assignees rely on the representations and warranties of the Depositor under this Agreement and of the Seller under the Pooling Agreement in accepting the Receivables and executing and delivering the Notes and the Certificates. The foregoing representation and warranty speaks as of the [Initial] Closing Date [with respect to the Initial Receivables, and as of the related Subsequent Closing Date, with respect to the Additional Receivables], but shall survive the sale, transfer and assignment of the Receivables to the Issuing Entity and the pledge thereof to the Indenture Trustee pursuant to the Indenture.

Section 2.04 Repurchase of Receivables Upon Breach of Warranty. Upon discovery by the Seller, the Depositor, the Servicer, the Owner Trustee or the Indenture Trustee of a breach of any of the representations and warranties in Section 3.01 of the Pooling Agreement or in Section 2.03 or Section 3.01 of this Agreement that materially and adversely affects the interests of the Noteholders or the Certificateholders in any Receivable, the party discovering such breach shall give prompt written notice thereof to the others. As of the last day of the second Monthly Period following its discovery or its receipt of notice of such breach (or, at the Depositor’s election, the last day of the first Monthly Period following such discovery or receipt of notice), unless such breach shall have been cured in all material respects, in the event of a breach of the representations and warranties made by the Depositor in Section 2.03 or Section 3.01, the Depositor shall repurchase, or in the event of a breach of a representation and warranty under Section 3.01 of the Pooling Agreement, the Depositor shall use reasonable efforts to enforce the obligation of the Seller under Section 4.04 of the Pooling Agreement to repurchase such Receivable from the Issuing Entity on the related Distribution Date. The repurchase price to be paid by the breaching party (the “Warranty Purchaser”) shall be an amount equal to the Warranty Payment calculated as of the last day of the related Monthly Period. [Upon repurchase and payment of such Warranty Payment, the Warranty Purchaser shall be entitled to receive the Released Warranty Amount, if any.] It is understood and agreed that the obligation of the Warranty Purchaser to repurchase any Receivable as to which a breach has occurred and is continuing, and the obligation of the Depositor to enforce the Seller’s obligation to repurchase

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such Receivables pursuant to the Pooling Agreement shall, if such obligations are fulfilled, constitute the sole remedy against the Depositor or the Seller for such breach available to the Issuing Entity, the Financial Parties, the Owner Trustee or the Indenture Trustee.

Section 2.05 [Conditions to Sales of Additional Receivables. The Depositor shall sell, transfer, assign and otherwise convey to the Issuing Entity on each Subsequent Closing Date the Additional Receivables and the other property and rights related thereto described in Section 2.01(b) only upon the satisfaction of each of the following conditions on or prior to such Subsequent Closing Date:

(a) the Depositor shall have delivered to each of the Owner Trustee and the Indenture Trustee a duly executed Second Step Additional Receivables Assignment, which shall include the Schedule of Additional Receivables;

(b) as of such Subsequent Closing Date: (i) the Depositor shall not be insolvent and shall not become insolvent as a result of the transfer of Additional Receivables on such Subsequent Closing Date, (ii) the Depositor shall not intend to incur or believe that it would incur debts that would be beyond the Depositor ability to pay as such debts matured, (iii) such transfer shall not be made by the Depositor with actual intent to hinder, delay or defraud any Person and (iv) the assets of the Depositor shall not constitute unreasonably small capital to carry out its business as conducted;

(c) each Additional Receivable (i) is secured by a Financed Vehicle, was originated in the United States by the Seller or one of its subsidiaries or a Dealer for the retail sale of a Financed Vehicle in the ordinary course of business, was fully and properly executed by the parties thereto, if not originated by the Seller, was purchased by the Seller from one of its subsidiaries or from such Dealer under an existing Dealer Agreement, and was validly assigned by such subsidiary or such Dealer to the Seller in accordance with its terms, (ii) will have created a valid, binding and enforceable first priority security interest in favor of the Seller in the Financed Vehicle, which security interest is assignable by the Seller to the Depositor, (iii) contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for realization against the collateral of the benefits of the security, (iv) is [a Scheduled Interest Receivable or ]a Simple Interest Receivable, (v) provides for level monthly payments (which may vary from one another by no more than $[        ]) that shall amortize the Amount Financed by maturity and shall yield interest at the Annual Percentage Rate, (vi) has an original term of not less than [        ] and not greater than [        ] months and a remaining term of not less than [        ] months, [and] (vii) has a final scheduled payment that is due not later than [        ], (viii) as of the related Subsequent Cutoff Date, was not considered past due, that is, the payments due on that Additional Receivable in excess of $25 were no more than thirty (30) days delinquent, nor charged off by the Seller [, (ix) at least one monthly payment has been made] [and (x) following the addition of the Additional Receivables on each Subsequent Cutoff Date, the sum of the Amount Financed of each cumulative Receivable as of such date that had an original term in excess of 60 months, measured as of its date of origination, is not greater than [    ]% of the Aggregate Amount Financed of the Cumulative Receivables as of such date];

(d) the Revolving Period shall be in effect;

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(e) each of the representations and warranties made by the Depositor pursuant to Section 2.01 of this Agreement and by the Seller pursuant to Sections 3.01 and 3.02 of the Pooling Agreement, with respect to the Depositor, the Seller and the Additional Receivables, as applicable, shall be true and correct as of the date as of which such representations and warranties are made;

(f) the Depositor shall, at its own expense, on or prior to the Subsequent Closing Date, indicate in its computer files that the Additional Receivables have been sold to the Issuing Entity pursuant to this Agreement and the related Second Step Additional Receivables Assignment and deliver to the Owner Trustee the related Schedule of Additional Receivables certified by an officer of the Depositor to be true, correct and complete;

(g) the Depositor shall have taken any action required to maintain the first priority perfected ownership interest of the Issuing Entity in the Trust Property and the first priority perfected security interest of the Indenture Trustee in the Collateral;

(h) no selection procedures believed by the Depositor to be adverse to the interests of the Issuing Entity, the Noteholders or the Certificateholders shall have been utilized in selecting the Additional Receivables;

(i) the addition of the Additional Receivables will not result in any material adverse tax consequences to the Issuing Entity, the Noteholders or the Certificateholders;

(j) the Depositor shall have delivered to the Owner Trustee and the Indenture Trustee an Officer’s Certificate confirming the satisfaction of each condition specified in this Section 2.07 substantially in the form attached hereto as Exhibit D; and

(k) all the conditions to the transfer of the Additional Receivables by the Seller to the Depositor specified in Section 5.01 of the Pooling Agreement shall be satisfied.]

ARTICLE III

THE DEPOSITOR

Section 3.01 Representations of the Depositor. The Depositor makes the following representations on which the Issuing Entity is relying in acquiring the Receivables and issuing the Notes and the Certificates. The representations in clause (a) speak as of the [Initial Closing Date and each Subsequent] Closing Date. The representations in clause (b) speak as of the Closing Date with respect to the [Initial] Receivables, and [as of the related Subsequent Closing Date, with respect to Additional Receivables, but in either case, such representations] shall survive the sale, transfer and assignment of the Receivables to the Issuing Entity.

(a) Representations and Warranties as to the Depositor.

(i) Organization and Good Standing. The Depositor has been duly formed and is validly existing as an entity in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted;

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(ii) Due Qualification. The Depositor is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification;

(iii) Power and Authority. The Depositor has the power and authority to execute and deliver the Basic Documents to which it is a party and to carry out their terms, the Depositor had at all relevant times, and now has, power, authority and legal right to acquire and own the Receivables has full power and authority to sell and assign the property to be sold and assigned to and deposited with the Issuing Entity as part of the Owner Trust Estate and has duly authorized such sale and assignment to the Issuing Entity by all necessary limited liability company action; and the execution, delivery and performance of the Basic Documents to which it is a party have been duly authorized by the Depositor by all necessary limited liability company action;

(iv) Valid Sale; Binding Obligations. This Agreement and the [related] Second Step Receivables Assignment, when duly executed and delivered, shall constitute a valid sale, transfer and assignment of the Receivables, enforceable against creditors of and purchasers from the Depositor; and the Basic Documents to which the Depositor is a party, when duly executed and delivered, shall constitute legal, valid and binding obligations of the Depositor enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(v) No Violation. The consummation of the transactions contemplated by the Basic Documents to which the Depositor is a party and the fulfillment of the terms of the Basic Documents to which the Depositor is a party shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the certificate of formation or limited liability company agreement of the Depositor, or any indenture, agreement or other instrument to which the Depositor is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument, other than this Agreement and the [related] Second Step Receivables Assignment, or violate any law or, to the best of the Depositor’s knowledge, any order, rule or regulation applicable to the Depositor of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Depositor or any of its properties; and

(vi) No Proceedings. To the Depositor’s knowledge, there are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Depositor or its properties (i) asserting the invalidity of any Basic Document, (ii) seeking to prevent the issuance of the Notes or the Certificates or the consummation of any of the transactions contemplated by any Basic Document, (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Depositor of its obligations under, or the validity or enforceability of, any Basic Document or (iv) seeking to adversely affect the federal income tax attributes of the Notes or the Certificates.

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(b) Representations and Warranties as to the Receivables.

(i) Good Title. No Receivable has been sold, transferred, assigned or pledged by the Depositor to any Person other than the Issuing Entity; immediately prior to the conveyance of the Receivables pursuant to this Agreement and the Second Step Receivables Assignment[s], the Depositor had good and marketable title thereto, free of any Lien; and, upon execution and delivery of this Agreement and the Second Step Receivables Assignment[s] by the Depositor, the Issuing Entity shall have all of the right, title and interest of the Depositor in, to and under the Receivables, the unpaid indebtedness evidenced thereby and the collateral security therefor, free of any Lien.

(ii) All Filings Made. All filings (including UCC filings) necessary in any jurisdiction to give the Issuing Entity a first priority perfected ownership interest in the Receivables shall have been made.

(iii) Additional Representations and Warranties. The representations and warranties regarding creation, perfection and priority of security interests in the Receivables, which are attached to this Agreement as Exhibit [C/E], are true and correct to the extent they are applicable.

Section 3.02 Liability of the Depositor. The Depositor shall be liable in accordance with this Agreement and the Second Step Receivables Assignment[s] only to the extent of the obligations in this Agreement and the Second Step Receivables Assignment[s] specifically undertaken by the Depositor.

Section 3.03 Merger or Consolidation of, or Assumption of the Obligations of the Depositor; Amendment of Limited Liability Company Agreement.

(a) Any corporation, limited liability company or other entity (i) into which the Depositor may be merged or consolidated, (ii) resulting from any merger or consolidation to which the Depositor shall be a party, (iii) succeeding to the business of the Depositor, or (iv) 25% or more of the voting stock (or, if not a corporation, other voting interests) of which is owned directly or indirectly by General Motors or Ally Financial, which corporation, limited liability company or other entity in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Depositor under this Agreement and the other Basic Documents to which it is a party, shall be the successor to the Depositor under this Agreement without the execution or filing of any document or any further act on the part of any of the parties to this Agreement. The Depositor shall provide ten (10) days prior notice of any merger, consolidation or succession pursuant to this Section 3.03 to the Rating Agencies.

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(b) The Depositor hereby agrees that during the term of this Agreement it shall not (i) take any action prohibited by Article Fourth or Article Eighth of its limited liability company agreement, (ii) without the prior written consent of the Indenture Trustee and the Owner Trustee and without giving prior written notice to the Rating Agencies, amend Article Third, Fourth or Eighth of its limited liability company agreement or (iii) incur any indebtedness, or assume or guaranty indebtedness of any other entity, other than pursuant to the Intercompany Advance Agreement and any notes thereunder (without giving effect to any amendment to such Agreement after the date hereof, unless the Rating Agency Condition was satisfied in connection therewith), if such action would result in a downgrading of the then current rating of any class of the Notes.

Section 3.04 Limitation on Liability of the Depositor and Others. The Depositor and any director or officer or employee or agent of the Depositor may rely in good faith on the advice of counsel or on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising under this Agreement and the Second Step Receivables Assignment[s]. The Depositor and any director or officer or employee or agent of the Depositor shall be reimbursed by the Indenture Trustee or Owner Trustee, as applicable, for any contractual damages, liability or expense incurred by reason of such trustee’s willful misfeasance, bad faith or negligence (gross negligence in the case of the Owner Trustee) (except errors in judgment) in the performance of its duties under this Agreement, the Second Step Receivables Assignment[s], the Indenture or the Trust Agreement, or by reason of reckless disregard of its obligations and duties under this Agreement, the Second Step Receivables Assignment[s], the Indenture or the Trust Agreement. In no event, however, shall the Indenture Trustee or the Owner Trustee be liable to the Depositor for any damages in the nature of special, indirect or consequential damages, however styled, including lost profits. The Depositor shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its obligations as the Depositor of the Receivables under this Agreement and the Second Step Receivables Assignment[s] and that in its opinion may involve it in any expense or liability.

Section 3.05 The Depositor May Own Notes or Certificates. Each of the Depositor and any Person controlling, controlled by or under common control with the Depositor may in its individual or any other capacity become the owner or pledgee of Notes or Certificates with the same rights as it would have if it were not the Depositor or an affiliate thereof, except as otherwise specifically provided herein. Except as otherwise provided herein, Notes or Certificates so owned by or pledged to the Depositor or such controlling or commonly controlled Person shall have an equal and proportionate benefit under the provisions of this Agreement, without preference, priority or distinction as among all of such Notes or Certificates, respectively.

Section 3.06 Compliance with the FDIC Rule. The Depositor agrees to (i) perform the covenants set forth in Article XII of the Indenture applicable to it and (ii) facilitate compliance with Article XII of the Indenture by the Ally Parties.

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ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.01 Amendment.

(a) This Agreement may be amended by the Depositor and the Issuing Entity, and if such amendment materially and adversely affects the rights of the Indenture Trustee, with the consent of the Indenture Trustee, and, if such amendment materially and adversely affects the rights of the Owner Trustee under this Agreement, with the consent of the Owner Trustee, but without the consent of any of the Financial Parties, (i) to cure any ambiguity, (ii) to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement or any other Basic Documents, (iii) [to add or supplement any credit enhancement for the benefit of the Noteholders of any class or the Certificateholders (provided that if any such addition shall affect any class of Noteholders or Certificateholders differently from any other class of Noteholders or Certificateholders, then such addition shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any class of Noteholders or the Certificateholders), (iv)] to add to the covenants, restrictions or obligations of the Depositor the Owner Trustee or the Indenture Trustee or [(v)][(iv)] to add, change or eliminate any other provision of this Agreement in any manner that shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of the Financial Parties. [Notwithstanding anything to the contrary herein, an Opinion of Counsel shall be delivered to the effect that such amendment would not cause the Issuing Entity to fail to qualify as an investment trust described in Treasury Regulation Section 301.7701-4(c) that is a grantor trust for United States federal income tax purposes.]

(b) This Agreement may also be amended from time to time by the Depositor and the Issuing Entity, and if such amendment materially and adversely affects the rights of the Indenture Trustee, with the consent of the Indenture Trustee, the consent of Noteholders whose Notes evidence not less than a majority of the Outstanding Amount of the Controlling Class as of the close of the preceding Distribution Date, and, if such amendment materially and adversely affects the rights of the Owner Trustee under this Agreement, with the consent of the Owner Trustee, and if any Person other than the Depositor holds any Certificates, the consent of the Majority Certificateholders as of the close of the preceding Distribution Date (which consent, whether given pursuant to this Section 4.01 or pursuant to any other provision of this Agreement, shall be conclusive and binding on such Person and on all future holders of such Note or Certificate and of any Note or Certificate issued upon the transfer thereof or in exchange thereof or in lieu thereof whether or not notation of such consent is made upon the Note or Certificate) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement, or of modifying in any manner the rights of the Noteholders or the Certificateholders; provided, however, that no such amendment shall (i) increase or reduce the interest rate or principal amount of any Note or change any Distribution Date or the Final Scheduled Distribution Date of any Note or distributions on the Certificates (without the consent of the holders hereof), (ii) increase or reduce the amount of the required Specified Reserve Account Balance without the consent of all of the Noteholders or Certificateholders then outstanding, (iii) adversely affect the rating of any Securities by any of the Rating Agencies without the consent of the holders of two-thirds of the Outstanding Amount of an affected class of Notes or two-thirds of the Voting Interests of affected Certificates, as appropriate, each as of

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the close of the preceding Distribution Date or (iv) reduce the aforesaid percentage required to consent to any such amendment, without the consent of the holders of all Notes and Certificates then outstanding. [Notwithstanding anything to the contrary herein, an Opinion of Counsel shall be delivered to the effect that such amendment would not cause the Issuing Entity to fail to qualify as an investment trust described in Treasury Regulation Section 301.7701-4(c) that is a grantor trust for United States federal income tax purposes.]

(c) Prior to the execution of any such amendment or consent pursuant to Section 4.01(a) or (b), the Indenture Trustee shall furnish written notification of the substance of such amendment or consent to the Depositor, who promptly shall provide such notice to the Rating Agencies.

(d) Promptly after the execution of any such amendment or consent pursuant to Section 4.01(a) or (b), the Issuing Entity shall furnish a copy of such amendment or consent to each Interested Party and to the Depositor, who promptly shall provide such copy to each Rating Agency.

(e) It shall not be necessary for the consent of Noteholders or Certificateholders pursuant to Section 4.01(b) to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents (and any other consents of Noteholders or Certificateholders provided for in this Agreement) and of evidencing the authorization of the execution thereof by Noteholders and Certificateholders shall be subject to such reasonable requirements as the Indenture Trustee or the Owner Trustee may prescribe, including the establishment of record dates pursuant to paragraph number 2 of the Note Depository Agreement.

(f) Prior to the execution of any amendment to this Agreement, the Indenture Trustee and the Owner Trustee shall be entitled to receive and conclusively rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement and the Opinion of Counsel referred to in Section 10.02(h) of the Servicing Agreement. The Indenture Trustee and the Owner Trustee may, but shall not be obligated to, enter into any such amendment which affects such trustee’s own rights, duties or immunities under this Agreement or otherwise.

(g) The Depositor agrees that it shall not amend or agree to any amendment of the Pooling Agreement unless such amendment would be permissible under the terms of this Section 4.01 as if this Section 4.01 were contained in the Pooling Agreement.

Section 4.02 Protection of Title to Trust.

(a) The Depositor shall authorize or execute, as applicable, and file such financing statements or amendments to financing statements and cause to be authorized or executed, as applicable, and filed such continuation and other statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of the Noteholders, the Certificateholders, the Indenture Trustee and the Issuing Entity under this Agreement and the Second Step Receivables Assignment in the Receivables and in the proceeds

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thereof. The Depositor shall deliver (or cause to be delivered) to the Indenture Trustee and the Owner Trustee file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.

(b) The Depositor shall not change its State of formation or its name, identity or structure in any manner that would, could or might make any financing statement or continuation statement filed in accordance with paragraph (a) above seriously misleading within the meaning of the UCC, unless it shall have given the Indenture Trustee and the Owner Trustee at least sixty (60) days prior written notice thereof.

(c) The Depositor shall give the Indenture Trustee and the Owner Trustee at least sixty (60) days prior written notice of any relocation of its principal executive office or change of its jurisdiction of formation if, as a result of such relocation or change of jurisdiction, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement.

(d) If at any time the Depositor proposes to sell, grant a security interest in, or otherwise transfer any interest in motor vehicle receivables to any prospective purchaser, lender or other transferee, the Depositor shall give to such prospective purchaser, lender or other transferee computer tapes, records or print-outs (including any restored from back-up archives) that, if they refer in any manner whatsoever to any Receivable, indicate clearly that such Receivable has been sold and is owned by the Issuing Entity unless such Receivable has been paid in full or repurchased by the Depositor or purchased by the Servicer.

(e) To the extent required by law, the Depositor shall cause the Notes and the Certificates to be registered with the Commission pursuant to Section 12(b) or Section 12(g) of the Exchange Act within the time periods specified in such sections.

Section 4.03 Notices. All demands, notices and communications upon or to the Depositor, the Servicer, the Indenture Trustee, the Owner Trustee or the Rating Agencies under this Agreement shall be delivered as specified in Part III of Appendix A hereto.

Section 4.04 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 4.05 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Securities or the rights of the holders thereof.

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Section 4.06 Assignment. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may not be assigned by the Depositor without the prior written consent of Noteholders whose Notes evidence not less than 66% of the Outstanding Amount of the Notes as of the close of the preceding Distribution Date and of Certificateholders whose Certificates evidence not less than 66% of the Voting Interests as of the close of the preceding Distribution Date. The Depositor shall provide notice of any such assignment to the Rating Agencies.

Section 4.07 Third-Party Beneficiaries. This Agreement and the Second Step Receivables Assignment[s] shall inure to the benefit of and be binding upon the parties hereto and, to the extent expressly provided herein, the Noteholders, the Certificateholders, the Indenture Trustee, the Owner Trustee[, the Swap Counterparty] and their respective successors and permitted assigns. [The Swap Counterparty shall be a third-party beneficiary to this Agreement only to the extent that it has any rights specified herein or rights with respect to this Trust Sale Agreement specified under the Swap Counterparty Rights Agreement.] Except as otherwise provided in the Swap Counterparty Rights Agreement or in this Article IV, no other Person shall have any right or obligation hereunder.

Section 4.08 Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 4.09 Headings and Cross-References. The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 4.10 Assignment to Indenture Trustee. The Depositor hereby acknowledges and consents to any mortgage, pledge, assignment and grant of a security interest by the Issuing Entity pursuant to the Indenture for the benefit of the Noteholders and (only to the extent expressly provided in the Indenture) the Certificateholders of all right, title and interest of the Issuing Entity in, to and under the Receivables and/or the assignment of any or all of the Issuing Entity’s rights and obligations hereunder to the Indenture Trustee.

Section 4.11 No Petition Covenants. Notwithstanding any prior termination of this Agreement, the Depositor shall not, prior to the date which is one year and one day after the final distribution with respect to the Notes to the Note Distribution Account or, with respect to the Certificates, to the Certificateholders or the Certificate Distribution Account, acquiesce, petition or otherwise invoke or cause the Issuing Entity to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Issuing Entity under any federal or State bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuing Entity or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Issuing Entity under a federal or State bankruptcy or insolvency proceeding.

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Section 4.12 Limitation of Liability of Indenture Trustee and Owner Trustee.

(a) Notwithstanding anything contained herein to the contrary, this Agreement has been acknowledged and accepted by [Name of Indenture Trustee], not in its individual capacity but solely as Indenture Trustee and in no event shall [Name of Indenture Trustee] have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuing Entity hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuing Entity. For all purposes of this Agreement, in the performance of its duties or obligations hereunder or in the performance of any duties or obligations of the Issuing Entity hereunder, the Indenture Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Article VI of the Indenture.

(b) Notwithstanding anything contained herein to the contrary, this Agreement has been executed by [Name of Owner Trustee] not in its individual capacity but solely in its capacity as Owner Trustee of the Issuing Entity and in no event shall [Name of Owner Trustee] in its individual capacity or, except as expressly provided in the Trust Agreement, as Owner Trustee of the Issuing Entity have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuing Entity hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the Issuing Entity. For all purposes of this Agreement, in the performance of its duties or obligations hereunder or in the performance of any duties or obligations of the Issuing Entity hereunder, the Owner Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Article VI of the Trust Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

ALLY AUTO RECEIVABLES TRUST [ ]

By:	[NAME OF OWNER TRUSTEE], not in its individual capacity but solely as Owner Trustee on behalf of the Issuing Entity,

By:
Name:
Title:

By:
Name:
Title:

ALLY AUTO ASSETS LLC,
Depositor

By:
Name:	[ ]
Title:

Acknowledged and Accepted to by:

[NAME OF INDENTURE TRUSTEE], not in its individual capacity but solely as Indenture Trustee,

By:
Name:
Title:

Trust Sale Agreement (AART        )

EXHIBIT A

SCHEDULE OF RECEIVABLES

The Schedule of Receivables is on file at the offices of:

1. The Indenture Trustee

2. The Owner Trustee

3. The Servicer

4. The Depositor

5. The Seller

Ex. A

EXHIBIT B

SECOND STEP [INITIAL] RECEIVABLES ASSIGNMENTPURSUANT TO THE TRUST SALE AGREEMENT

For value received in accordance with and subject to the Trust Sale Agreement, dated as of [            ], 20[    ], (the “Trust Sale Agreement”), between Ally Auto Assets LLC, a Delaware limited liability company (the “Depositor”), and Ally Auto Receivables Trust [ ], a Delaware statutory trust (the “Issuing Entity”), the Depositor hereby irrevocably sells, transfers, assigns and otherwise conveys to the Issuing Entity, without recourse (subject to the obligations herein), as of [            ], 20[    ], all right, title and interest of the Depositor, whether now owned or hereafter acquired, in, to and under the following:

(i) all right, title and interest of the Depositor in, to and under the [Initial] Receivables listed on the Schedule of [Initial] Receivables, attached as Exhibit A hereto, and all monies received thereon on and after the [Initial] Cutoff Date, exclusive of any amounts allocable to the premium for physical damage collateral protection insurance required by the Servicer or the Seller covering any related Financed Vehicle;

(ii) the interest of the Depositor in the security interests in the Financed Vehicles granted by Obligors pursuant to the [Initial] Receivables and, to the extent permitted by law, any accessions thereto;

(iii) the interest of the Depositor in any proceeds from claims on any physical damage, credit life, credit disability or other insurance policies covering the related Financed Vehicles or Obligors;

(iv) the interest of the Depositor in any proceeds from recourse against Dealers on Receivables;

(v) all right, title and interest of the Depositor in, to and under the Pooling Agreement, the First Step Receivables Assignment[s], the Servicing Agreement and the Custodian Agreement, including the right of the Depositor to cause the Seller or the Servicer to repurchase or purchase Receivables under certain circumstances; and

(vi) [the right to purchase Additional Receivables during the Revolving Period at a price equal to the Aggregate Additional Receivables Principal Balance of such Additional Receivables as of each Distribution Date; and]

(vii) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing described in clauses (i) through (v) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

Ex. B-1

The Depositor hereby represents that as of the [Initial] Cutoff Date, the Aggregate Receivables Principal Balance was $[                ] and acknowledges that in consideration of such Receivables, the Issuing Entity has paid to the Depositor, in the form of Notes and Certificates, an amount equal to $[                ].

THIS SECOND STEP [INITIAL] RECEIVABLES ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS SECOND STEP [INITIAL] RECEIVABLES ASSIGNMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

This Second Step [Initial] Receivables Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the Depositor contained in the Trust Sale Agreement and is to be governed in all respects by the Trust Sale Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Trust Sale Agreement.

*    *    *     *

Ex. B-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

ALLY AUTO ASSETS LLC,
as Depositor

By:
Name:
Title:

EX. B-3

[EXHIBIT C

SECOND STEP ADDITIONAL RECEIVABLES ASSIGNMENT

PURSUANT TO THE TRUST SALE AGREEMENT

For value received in accordance with and subject to the Trust Sale Agreement, dated as of [            ], 20[    ] (the “Trust Sale Agreement”), by and between Ally Auto Assets LLC, a Delaware limited liability company (the “Depositor”), and Ally Auto Receivables Trust [                    ], a Delaware statutory trust (the “Issuing Entity”), the Depositor hereby irrevocably sells, transfers, assigns and otherwise conveys to the Issuing Entity, without recourse (subject to the obligations herein), as of             , 20     all right, title and interest of the Depositor, whether now owned or hereafter acquired, in, to and under the following:

(i) all right, title and interest of the Depositor in, to and under the Additional Receivables listed on the Schedule of Additional Receivables, attached as Exhibit A hereto, and all monies received thereon on and after the Subsequent Cutoff Date, exclusive of any amounts allocable to the premium for physical damage collateral protection insurance required by the Servicer or the Seller covering any related Financed Vehicle;

(ii) the interest of the Depositor in the security interests in the Financed Vehicles granted by Obligors pursuant to the Additional Receivables and, to the extent permitted by law, any accessions thereto;

(iii) the interest of the Depositor in any proceeds from claims on any physical damage, credit life, credit disability or other insurance policies covering the related Financed Vehicles or Obligors;

(iv) the interest of the Depositor in any proceeds from recourse against Dealers on the Additional Receivables;

(v) all right, title and interest of the Depositor in, to and under the First Step Additional Receivables Assignments; and

(vi) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing described in clauses (i) through (v) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

The Depositor hereby represents that as of the Subsequent Cutoff Date, the Aggregate Additional Receivables Principal Balance of the Additional Receivables was $         and acknowledges that in consideration of such Additional Receivables, the Issuing Entity has paid to the Depositor, an amount equal to $        .

Ex. C-1

THIS SECOND STEP ADDITIONAL RECEIVABLES ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS SECOND STEP ADDITIONAL RECEIVABLES ASSIGNMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

This Second Step Additional Receivables Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the Depositor contained in the Trust Sale Agreement and is to be governed in all respects by the Trust Sale Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Trust Sale Agreement.]

*     *     *     *

Ex. C-2

[IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

ALLY AUTO ASSETS LLC,
as Depositor

By:
Name:	[ ]
Title:	[ ]

[Attach Schedule of Additional Receivables]]

Ex. C-3

EXHIBIT D

[FORM OF OFFICER’S CERTIFICATE

The undersigned, on behalf of Ally Financial Inc., as Administrator, (the “Administrator “), does hereby certify pursuant to Section 2.07(j) of the Trust Sale Agreement, dated as of [                    ] (the “Trust Sale Agreement”), between Ally Auto Receivables, LLC, a Delaware limited liability company (the “Depositor”), and Ally Auto Receivables Trust [                    ], a Delaware statutory trust (the “Issuing Entity”), that all of the conditions to the transfer to the Issuing Entity of the Additional Receivables listed on the Second Step Additional Receivables Assignment delivered herewith and the other property and rights related to such Additional Receivables, as described in Section 2.07 of the Trust Sale Agreement, have been satisfied on or prior to the related Subsequent Closing Date.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Trust Sale Agreement.]

*     *     *     *

Ex. D-1

IN WITNESS WHEREOF, the parties hereto have caused this certificate to be duly executed by this      day of                     .

By:
Name:
Title:

Ex. D-2

EXHIBIT E

Additional Representations and Warranties

1.	This Agreement and the Indenture create a valid and continuing security interest (as defined in the applicable UCC) in the Purchased Property in favor of the Issuing Entity and the Indenture Trustee, as applicable, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Depositor and the Issuing Entity, respectively.

2.	All steps necessary to perfect the Depositor’s security interest against each Obligor in the property securing the Purchased Property have been taken.

3.	Prior to the sale of the Purchased Property to the Issuing Entity under this Agreement, the Receivables constitute “tangible chattel paper” within the meaning of the applicable UCC.

4.	The Depositor owns and has good and marketable title to the Purchased Property free and clear of any Lien, claim or encumbrance of any Person.

5.	The Depositor has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Purchased Property granted to the Issuing Entity hereunder and the Indenture Trustee under the Indenture.

6.	Other than the security interest granted to the Depositor pursuant to the Basic Documents, the Issuing Entity under the Trust Sale Agreement and the Indenture Trustee under the Indenture, none of the Seller, the Depositor or the Issuing Entity has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Purchased Property. None of the Seller, the Depositor or the Issuing Entity has authorized the filing of, nor is the Depositor aware of, any financing statements against the Seller, the Depositor or the Issuing Entity that include a description of collateral covering the Purchased Property other than the financing statements relating to the security interests granted to the Depositor, the Issuing Entity and the Indenture Trustee under the Basic Documents or any financing statement that has been terminated. The Depositor is not aware of any judgment or tax lien filings against the Seller, the Depositor or the Issuing Entity.

7.	The Custodian has in its possession or with other third party vendors all original copies of the Receivables Files and other documents that constitute or evidence the Receivables and the Purchased Property. The Receivables Files and other documents that constitute or evidence the Purchased Property do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Depositor. All financing statements filed or to be filed against the Depositor in favor of the Issuing Entity in connection herewith describing the Receivables contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Issuing Entity.”

Ex. E

APPENDIX A

Part I

For ease of reference, capitalized terms defined herein have been consolidated with and are contained in Part I of Appendix A to the Servicing Agreement of even date herewith among the Servicer, the Depositor and the Issuing Entity, as amended and supplemented from time to time.

Part II

For ease of reference, the rules of construction have been consolidated with and are contained in Part II of Appendix A to the Servicing Agreement of even date herewith among the Servicer, the Depositor and the Issuing Entity, as amended and supplemented from time to time.

Part III

For ease of reference, the notice addresses and procedures have been consolidated with and are contained in Appendix B to the Servicing Agreement of even date herewith among the Servicer, the Depositor and the Issuing Entity, as amended and supplemented from time to time.

App. A